Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

OXiGENE, Inc. (the “Company”) and Barbara D. Riching (“Employee”) hereby agree to amend the February 27, 2013 employment agreement between Company and Employee, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, to add the following provisions:

1. If the Company terminates Employee’s employment without Cause or Employee resigns her employment with Good Reason, the Company will provide Employee the following termination compensation and benefits, in addition to and separate and apart from those required under applicable federal and state law, subject to Employee’s execution of an employment release in a form prepared by and suitable to the Company:

(a) payments equal to Employee’s then-current base salary for a period of six (6) months, payable in accordance with the Company’s normal payroll cycle and subject to applicable withholdings and deductions, including those required and authorized by law; and

(b) should Employee timely elect and be eligible for COBRA coverage, payment of Employee’s COBRA premiums for Employee and Employee’s immediate family’s medical and dental insurance coverage for a period of six (6) months; provided, that the Company will have no obligation to provide such coverage if Employee becomes eligible for medical and dental coverage with another employer, provided that if the payment of the Employee’s premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010 or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Patient Protection and Affordable Care Act or Section 105(h) of the Code. Employee will give prompt written notice to the Company on attaining such eligibility.

2. If the Company terminates Employee’s employment without Cause or Employee resigns her employment with Good Reason in the one year period following the effective date of a Change in Control, the Company will provide Employee the following termination compensation and benefits, in addition to those required under applicable federal and state law:

(a) a lump sum payment of an amount equal to six (6) months of Employee’s then-current base salary, subject to applicable withholdings and deductions, including those required and authorized by law; and

(b) all stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to Employee by the Company will vest and be immediately exercisable and Employee may exercise all such vested options and rights, and will receive payments and distributions accordingly, subject to the terms of the applicable Company stock plan documents that govern stock options, stock appreciation rights, restricted stock, and other applicable incentive compensation; and

(c) should Employee timely elect and be eligible for COBRA coverage, payment of Employee’s COBRA premiums for Employee and Employee’s immediate family’s medical and dental insurance coverage for a period of six (6) months; provided, that the Company will have no obligation to provide such coverage if Employee becomes eligible for medical and dental coverage with another employer, provided that if the payment of the Employee’s premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010 or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Patient Protection and Affordable Care Act or Section 105(h) of the Code. Employee will give prompt written notice to the Company on attaining such eligibility.

3. Definitions:

(a) “Cause” means: (a) Employee’s substantial failure to perform any of her duties as Chief Financial Officer or to follow reasonable, lawful directions of the Board or any officer to whom Employee reports; (b) Employee’s willful misconduct or willful malfeasance in connection with her employment; (c) Employee’s commission of, conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude; (d) Employee’s material breach of any provision of this Agreement, the Company’s bylaws or any other written agreement with the Company; (e) Employee’s engaging in misconduct that causes significant injury to the Company, financial or otherwise, or to its reputation; or (f) any act, omission or circumstance constituting cause under the law governing this amendment.

(b) “Good Reason” means the Company: (a) materially reduces Employee’s title or responsibilities; (b) relocates its US headquarters more than sixty (60) miles from its current location (unless the relocation results in the headquarters being closer to Employee’s residence); (c) materially reduces Employee’s base salary; or (d) breaches a material term of this Agreement and within ninety (90) days of the initial occurrence of one of the foregoing events, Employee notifies the Company in writing that the event has occurred and the nature of the event, Employee provides the Company at least thirty (30) days following the date the Company receives Employee’s notice to cure the event and, if the Company fails to cure, Employee actually terminates Employee’s employment within sixty (60) days following the date the Company receives Employee’s notice. Good Reason must also meet the requirements for a good reason termination in accordance with Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.

(c) Change in Control means: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; (ii) a merger or consolidation of the Company whether or not approved by the Board of

Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (iv) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors, and provided in each such case the Change in Control also meets the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5). “Incumbent Directors” mean the directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

5. This amendment is an involuntary separation pay plan (as defined in Treasury Regulation 1.409A-1(b)(9)(iii)) and will be construed consistently with that provision. All references to a “termination” of employment in this Amendment shall be deemed to require Employee to incur a “separation from service” as that term is defined in Treasury Regulation 1.409A-1(h) before payment of any separation benefits commences.

6. Nothing in this amendment alters any other terms and conditions in the February 27, 2013 employment agreement between the Company and Employee, which remains in full force and effect. Nothing in this amendment alters any other terms and conditions applicable to Employee’s employment with the Company, including the at-will nature of the employment relationship between the Company and Employee. The Company and Employee can still terminate the employment relationship at any time, for any reason or no reason, and with or without notice. This amendment sets forth the entire agreement between the Company and Employee regarding its subject matter. The Company and Employee did not make any promises or representations to each other regarding the subject matter of this amendment that do not appear in this amendment. No variations or modifications to this amendment are valid unless agreed to in writing by the Company and Employee. If any provision in this amendment is found to be unenforceable, it will not affect the enforceability of the remaining provisions. The Court may enforce all remaining provisions to the extent permitted by law. The failure of the Company to seek enforcement of any provision of this amendment in any instance or for any period of time will not be construed as a waiver of that provision or of the Company’s right to seek enforcement of such provision in the future.

7. The validity, interpretation, enforceability, and performance of this amendment must be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules. Any action arising under or relating to this amendment must be commenced and maintained in the federal or state courts as applicable in San Francisco County, California. The parties consent to the jurisdiction of the San Francisco County, California federal and state courts, as applicable, for any claims or lawsuits filed there arising from or relating to this amendment.

OXiGENE, Inc.

Dated: November 12, 2014	/s/ David J. Chaplin
	By:	David Chaplin, M.D., Ph.D.

Chief Executive Officer

Dated: November 12, 2014	/s/ Barbara D. Riching
Barbara D. Riching